Exhibit 10.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of January 18, 2022, by and between METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Grantor”), and VIVUS LLC, a Delaware limited liability company (“Secured Party”).

WHEREAS, reference is made to that certain Settlement Agreement dated the date hereof by and among Grantor and Secured Party (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Settlement Agreement”), pursuant to which, among other things, Grantor has acknowledged that it is indebted to Secured Party in the amount set forth therein.

WHEREAS, reference is made to the Settlement Documents (as defined in the Settlement Agreement).

WHEREAS, as part of the Settlement Agreement, Grantor agreed to execute and deliver this Agreement to secure its obligations under the Settlement Documents.

WHEREAS, Secured Party would not have entered into the Settlement Agreement without, among other things, Grantor’s execution and delivery of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             DEFINITIONS.

(a)	All capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Settlement Agreement.

(b)	Unless otherwise defined herein, terms used herein which are defined in the Code shall have the meanings given such terms in the Code.

(c)	All terms defined in the recitals to this Agreement have the meanings given such terms in the recitals. The recitals to this Agreement are incorporated herein by this reference.

(d)	As used herein, the following terms have the following meanings:

“Approved Location” means, with respect to any Collateral, (a) any location owned or leased by Grantor; (b) any Person providing third-party warehousing or logistics services to Grantor so long as such Person has executed and delivered to Secured Party a written agreement in form and substance satisfactory to Secured Party with respect to the Collateral in such Person’s possession or control; (c) any location of a customer to which any of such Collateral has been consigned by Grantor, so long as such consignment has been approved in writing by Secured Party; (d) any location of any Person acting in the ordinary course of business as an inventory processor with respect to the Collateral pursuant to a written agreement between Grantor and such Person, so long as such Person has executed and delivered to Secured Party an inventory processor agreement or similar instrument in form and substance satisfactory to Secured Party; and (e) any location at which any of such Collateral is located while in transit from one of the foregoing locations to another of the foregoing locations.

“Change of Control” means the occurrence of (a) a third party who owns or has a license or other right, either directly or through its Affiliates, to any product that operates as a phosphodiesterase type-5 inhibitor other than the Product (i.e., a “Competing Product” as defined in the License Agreement) either (i) becoming an Affiliate of Grantor or (ii) becoming Grantor’s successor under this Agreement; (b) for whatever reason, Petros ceases to own and control (with full power to vote), directly or indirectly, all classes of equity interests issued from time to time by Grantor; or (c) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (as amended from time to time), other than JCP III SM AIV, L.P., METP Holdings, LLC and their existing subsidiaries (collectively, “Juggernaut”), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting equity interests issued by Petros.

“Code” means the Uniform Commercial Code as in effect in the State of New York.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property.

“Obligations” means all of Grantor’s obligations and liabilities of every kind and character to Secured Party under, pursuant to, or in connection with the Settlement Documents, whether now existing or hereafter arising, including, without limitation, all amounts now owed or hereafter from time to time owed under the terms of this Agreement or the other Settlement Documents, or arising out of the transactions described herein or therein, including, without limitation, principal, interest, fees (including, without limitation, reasonable attorneys’ fees), charges, costs, the costs of preparing Collateral for sale (including, without limitation, the costs of storing and warehousing, transporting, producing, manufacturing, and selling STENDRA Product), expenses, and all amounts due or from time to time becoming due under the indemnification and reimbursement provisions of this Agreement and the other Settlement Documents, together, in each of the foregoing cases in this definition, with all interest accruing thereon, including any interest on pre-petition Obligations accruing after bankruptcy (whether or not allowable in such bankruptcy), and whether any of the foregoing amounts are now due or from time to time hereafter become due, are direct or indirect, or are certain or contingent, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Permitted Liens” means (a) the Liens granted by Grantor to Secured Party pursuant to this Agreement or any other Settlement Document; (b) any Liens of warehousemen, inventory processors, and other third-parties arising in the ordinary course of business by operation of law (and not by contract) and the obligations or liabilities secured thereby are not past due (unless the subject of a bona fide dispute); and (c) Liens arising as a matter of law which secure the payment of taxes which are not yet due and payable (or are the subject of a bona fide dispute with the applicable taxing authority which is being diligently pursued).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority, or other entity or authority.

“Specified License Agreement” means that certain License and Commercialization Agreement dated as of September 30, 2016, by and between Grantor and Secured Party, as amended by that certain Amendment No. 1 to License and Commercialization Agreement dated as of the date hereof and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, and all of Grantor’s rights therein.

“STENDRA API” means the active pharmaceutical ingredient in STENDRA based products, in whatever form it exists, whether solid, liquid, or otherwise, and however packaged.

“STENDRA Associated Components” means any and all materials (including, without limitation, inert ingredients, mixtures, or compounds) which have been combined, mixed, or commingled in any way with any STENDRA API.

“STENDRA Packaging” means any bottles, cases, boxes, sleeves, drums, blister wrap, or other containers in which any other STENDRA Product is, or is intended to be, stored or packaged (whether for manufacturing, transportation, storage, or sale purposes), and all labeling, marketing materials, and supplies of any kind or character bearing the name or mark STENDRA.

“STENDRA Product” means any and all of the following, whether now existing or hereafter arising or existing: (a) all STENDRA API; (b) all STENDRA Tablets; (c) all STENDRA Associated Components; and (d) all STENDRA Packaging.

“STENDRA Tablets” means all pills, tablets, and other dose configurations which contain any amount of STENDRA API, as such items exist in their completely manufactured state or as work in process.

2.             GRANT OF SECURITY INTEREST. Grantor grants to Secured Party a continuing security interest (the “Security Interest”) in all of the following property of Grantor or in which Grantor has rights, whether presently existing or acquired after the date of this Agreement (collectively, together with all Proceeds, the “Collateral”):

(a)            all STENDRA Product;

(b)           the Specified License Agreement; and

all books and records relating to the foregoing and all proceeds (as such term is defined in the Code) and products, whether tangible or intangible of any of the above property, all proceeds of insurance covering or relating to any or all of the above property, and all rebates and returns relating to any of the above property (all such proceeds, collectively, “Proceeds”).

3.             OBLIGATIONS SECURED. The obligations secured by the Security Interest are the full and final payment in cash and performance of all of the Obligations.

4.             AUTHORIZATION TO FILE FINANCING STATEMENTS. Grantor authorizes Secured Party to file financing statements describing the Collateral to perfect Secured Party’s Security Interest in the Collateral. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Grantor and are ratified.

5.             REPRESENTATIONS AND WARRANTIES OF GRANTOR. Grantor represents and warrants to Secured Party that:

(a)            Grantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Settlement Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification, (iv) is in material compliance with all laws, orders, writs, injunctions, and orders, and (v) has all requisite governmental licenses, authorizations, consents, and approvals to operate its business as currently conducted.

(b)           Grantor’s execution, delivery, and performance of the Settlement Documents, and the consummation of the transactions contemplated therein, are within Grantor’s limited liability company powers, have been duly authorized by all necessary organizational action, and do not and will not (i) contravene the terms of any of Grantor’s organizational or charter documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (A) any document, instrument, or agreement to which Grantor is a party or affecting Grantor’s properties or any of its subsidiaries or (B) any material order, injunction, writ, or decree of any governmental authority or any arbitral award to which Grantor or its property is subject; or (iii) violate any law in any material respect.

(c)            No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, Grantor of this Agreement or any other Settlement Document, or for the consummation of the transactions contemplated herein or therein, (ii) the grant by Grantor of the security interests granted by it pursuant to this Agreement and the other Settlement Documents, (iii) the perfection or maintenance of the Lien created under this Agreement or any of the other Settlement Documents (including the priority thereof), or (iv) the exercise by Secured Party of its rights under the Settlement Documents or the remedies in respect of the Collateral pursuant to this Agreement and the other Settlement Documents, except for (A) filings necessary to perfect the security interest in the Collateral granted by Grantor in favor of Secured Party and (B) the approvals, consents, exemptions, authorizations, actions, notices, and filings which have been duly obtained, taken, given or made and are in full force and effect.

(d)           This Agreement and each other Settlement Document has been duly executed and delivered by Grantor. This Agreement and each other Settlement Document constitutes a legal, valid, and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, except as such enforceability may be limited by bankruptcy and insolvency laws and general principles of equity.

(e)            Grantor’s legal name is exactly as set forth on the first page of this Agreement. Grantor’s chief executive office and principal place of business are accurately set forth on Schedule A, attached hereto and made a part hereof. All of Grantor’s organizational documents or agreements delivered to Secured Party are complete and accurate in every respect.

(f)            Grantor has legal title to and has possession or control of the Collateral. None of Grantor’s Affiliates owns, or has any rights in and to, or is in possession of any STENDRA Product.

(g)           Grantor has the exclusive right to grant a security interest in the Collateral.

(h)           All Collateral is genuine, free from Liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except for Permitted Liens.

(i)             No financing statement covering any of the Collateral, and naming any secured party other than Secured Party and holders of Permitted Liens, is on file in any public office.

(j)             None of the Collateral is stored at any location other than an Approved Location.

6.             COVENANTS OF GRANTOR.

(a)            Grantor covenants and agrees:

(i)            to permit Secured Party to exercise its rights, remedies, and powers under this Agreement and the other Settlement Documents and under law;

(ii)           not to change its name, or, as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized without giving Secured Party 30 days’ prior written notice;

(iii)          to keep the Collateral only at an Approved Location;

(iv)          to provide information concerning the Collateral (including, without limitation, its location, quantities, its position in the manufacturing process, the name and address of each Person in possession of any Collateral and the nature of such possession, and otherwise) and sales of the Collateral to Secured Party promptly upon Secured Party’s request from time to time and in such form and of such substance as Secured Party may request from time to time; and

(iv)          to cooperate with Secured Party in perfecting all security interests granted by this Agreement and in obtaining such agreements from third parties as Secured Party deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights with regard to Collateral or access to Collateral.

(b)           Grantor agrees with regard to the Collateral, unless Secured Party agrees otherwise in writing:

(i)            not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried on such Collateral;

(ii)           to insure the Collateral, with Secured Party named as lender’s loss payee and additional insured, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Secured Party and to provide to Secured Party, promptly upon Secured Party’s request therefor from time to time, certificates of insurance and copies of applicable policies and related endorsements demonstrating Grantor’s compliance with this section;

(iii)          to keep, in accordance with GAAP, complete and accurate records regarding all Collateral, and to permit Secured Party to inspect the same and make copies thereof at any reasonable time;

(iv)          not to sell, pledge or dispose of, nor permit the transfer by operation of law of, any of the Collateral or any interest in the Collateral, except sales of Inventory to buyers in the ordinary course of Grantor’s business at fair market value;

(v)           not to permit any Lien on the Collateral, including without limitation, Liens arising from the storage of Inventory, except for Permitted Liens;

(xii)          if and to the extent any of the Collateral is subject to a Document, to provide all originals of such Document to Secured Party promptly upon Secured Party’s request, together with any indorsement thereof requested by Secured Party;

(xiii)         to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral free and clear of all defenses, rights of offset and counterclaims; and

(xiv)         not to consign any of Grantor’s Inventory unless such consignment has been approved in writing by Secured Party or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, unless such arrangements have been approved in writing by Secured Party.

7.             POWERS OF SECURED PARTY. Grantor appoints Secured Party its attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Secured Party’s officers and employees, or any of them, whether or not an Event of Default has occurred:

(a)           to perform any obligation of Grantor to Secured Party hereunder in Grantor’s name or otherwise;

(b)           to give notice to others of Secured Party’s rights in the Collateral, to enforce or forebear from enforcing the same and to make extension or modification agreements;

(c)           to release Persons liable on Collateral and to give receipts and compromise disputes;

(d)           to release or substitute security;

(e)           to resort to security in any order;

(f)            to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, initial financing statements and amendments, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Secured Party’s interest in the Collateral;

(g)           to verify facts concerning the Collateral by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name;

(h)           to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Collateral;

(i)            to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Secured Party, at Secured Party’s sole option, toward repayment of the Obligations or replacement of the Collateral;

(j)            to exercise all rights, powers and remedies which Grantor would have, but for this Agreement, with respect to all Collateral;

(k)           to enter onto Grantor’s premises to inspect the Collateral; and

(l)            to do all acts and things and execute all documents in the name of Grantor or otherwise, deemed by Secured Party as necessary, proper and convenient in connection with the preservation, perfection, priority or enforcement of Secured Party’s rights.

8.             PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Grantor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral, and upon the failure of Grantor to do so, Secured Party at its option may pay any of them and shall be the sole judge of the legality or validity and the amount necessary to discharge the same. Any such payments made by Secured Party shall be a part of the Obligations and secured by the Collateral and shall be due and payable immediately upon demand, together with interest at a rate equivalent to the then applicable rate per annum of interest in the Note.

9.             EVENTS OF DEFAULT. Each of the following shall constitute an “Event of Default”:

(a)           Grantor shall fail to pay when due any principal of or interest on the Note, any fee or other amounts due to Secured Party hereunder or any other Settlement Document, or any other Obligations; or

(b)           Grantor shall default on the performance of any agreement, covenant, or obligation contained in this Agreement or any other Settlement Document;

(c)           Any representation or warranty made by Grantor in this Agreement or any other Settlement Document, or in any certificate or report furnished in connection with this Agreement or any other Settlement Document, shall prove to have been untrue or incorrect in any material respect when made; or

(d)           Grantor or any other Group Member shall fail to make any payment in respect of outstanding indebtedness (other than the Obligations) having an aggregate outstanding principal amount in excess of $25,000 or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such indebtedness (including, without limitation, any required mandatory prepayment or “put” of such indebtedness to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such indebtedness or a commitment related to such indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such indebtedness to such Person); or

(e)           Grantor or any other Group Member shall (i) voluntarily dissolve, liquidate, or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the any insolvency or bankruptcy law (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition, or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any insolvency or bankruptcy law, or (vii) take any limited liability action for the purpose of effecting any of the foregoing; or

(f)            An involuntary petition or complaint shall be filed against Grantor or any other Group Member seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of Grantor or any other Group Member, or all or substantially all of its assets, and such petition or complaint shall not have been dismissed within 30 days after the filing thereof; or an order, order for relief, judgment, or decree shall be entered by any competent governmental entity approving or ordering any of the foregoing actions; or

(g)           A judgment of more than $25,000 in excess of insurance coverage therefor (as provided by an underwriter acceptable to Secured Party, where such underwriter has agreed in writing to pay such judgment, and for which the deductible does not exceed $10,000) shall be rendered against Grantor or any other Group Member and shall remain undischarged, undismissed, and unstayed for more than 10 days or there shall occur any levy upon, or attachment, garnishment, or other seizure of, any portion of the Collateral or other assets of Grantor or any other Group Member in excess of $25,000 by reason of the issuance of any tax levy, judicial attachment, garnishment, or levy of execution; or

(h)           There occurs a loss, theft, damage, or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in Secured Party’s reasonable opinion, there is insufficient insurance coverage; or

(i)            There shall occur any change in the condition (financial or otherwise) of Grantor or any other Group Member which, in Secured Party’s reasonable opinion, could have a Material Adverse Effect; or

(j)            A Change of Control occurs; or

(k)           Grantor or any other Person shall repudiate or revoke, or attempt to repudiate or revoke, its obligations (whether monetary or otherwise) under this Agreement or any other Settlement Document, whether in whole or in part.

10.           REMEDIES. Upon the occurrence and during the continuation of any Event of Default, Secured Party shall have the right to declare immediately due and payable all or any Obligations secured by this Agreement; provided, however, that all Obligations shall immediately become due and payable, automatically and without notice, upon the occurrence of an Event of Default under Section 9(e) or Section 9(f). Secured Party shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the Code or otherwise provided by law, including without limitation, the right to:

(a)            contact all Persons obligated to Grantor on any Collateral and to instruct such Persons to deliver all Collateral directly to Secured Party;

(b)           contact any Person in possession of any Collateral and provide instructions to such Persons with respect to the disposition of such Collateral;

(c)           manufacture or complete the manufacture of STENDRA Product, and to hire or engage third parties to do the same for and on behalf of Secured Party, and to sell, lease, license or otherwise dispose of any or all Collateral;

(d)           without notice to or consent by Grantor, and without the obligation to pay rent or other compensation, to take exclusive possession of all locations where Grantor conducts its business or has any rights of possession and use the locations to store, process, manufacture, sell, use and liquidate or otherwise dispose of Collateral;

(e)           without regard to the occurrence of waste or the adequacy of security, apply for the appointment of a receiver for Grantor or for the assets of Grantor and Grantor waives any objection to such appointment or to the right to have a bond or security posted by Secured Party. Grantor hereby waives any objection or defense to the appointment of any such receiver and any right that Grantor has or may have to seek the posting of a bond or other security by Secured Party.

Grantor acknowledges and agrees that the nature of Collateral is such that only a limited market may exist for the disposition of some or all of the Collateral, that Secured Party may be unable to dispose of the Collateral to a third party in a commercially reasonable manner; and that, in such cases, it is not commercially unreasonable for the Secured Party to commence the manufacture and sale of STENDRA Product over an extended period (even a period of years).

While an Event of Default exists:

(1)           Grantor will not dispose of any Collateral except on terms approved by Secured Party;

(2)           At Secured Party’s request, Grantor will, at its sole cost and expense and subject to applicable law, assemble and deliver all Collateral, and books and records pertaining thereto, to Secured Party at a place designated by Secured Party; and

(3)           Secured Party may, without notice to Grantor, enter onto Grantor’s premises and take possession of the Collateral.

11.           INDEMNIFICATION. In addition to all other Obligations, the obligations and liabilities described in this section shall constitute Obligations and shall be in addition to, and cumulative of, any other indemnification provisions set forth in any other Settlement Document. Grantor agrees to defend, protect, indemnify, and hold harmless Secured Party and its Affiliates and their respective officers, directors, members, managers, employees, attorneys, consultants, and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs, and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether before or from and after the date hereof, as a result of or arising from or relating to (a) any suit, investigation, action, or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation, or common law principle, arising from or in connection with Secured Party’s execution and delivery of this Agreement or any other Settlement Document; (b) Secured Party’s preservation, administration, and enforcement of its rights under the Settlement Documents and applicable law, including, without limitation, (i) all fees, costs of collection, attorneys’ fees and expenses of, or advances by, Secured Party which Secured Party pays or incurs (A) in discharge of obligations of Grantor, (B) to inspect, repossess, remove, transport, deliver, protect, store, preserve, complete, collect, store, sell or otherwise dispose of any Collateral, or (C) in connection with the appointment and administration of any receiver and (ii) the administration of and actions relating to any Collateral, this Agreement or the other Settlement Documents and the transactions contemplated hereby and thereby, including any actions taken to perfect or maintain priority of Secured Party’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) the reasonable fees and disbursements of counsel for Secured Party in connection therewith, whether any suit is brought or not and whether incurred at trial or on appeal; (d) any civil penalty or fine assessed by and governmental authority against Secured Party and all reasonable costs and expense (including, without limitation, reasonable attorneys’ fees) incurred in connection with defense thereof by Secured Party, as a result of Secured Party’s entering into this Agreement or the other Settlement Documents, the acceptance of payments due under the Note or any other Settlement Documents, or the acceptance of any Collateral; (e) any matter relating to the transactions contemplated by this Agreement or the other Settlement Documents or by any other document executed in connection with the transactions contemplated hereby or thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct; (f) any liability for payment of any state documentary stamp taxes, intangible taxes, or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery, or recording of any Settlement Document, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Secured Party (or its counsel) or Grantor with respect to the applicability of such tax; and (g) any payment made by Secured Party with respect to any taxes or other amount payable by Grantor required to be paid by the terms of this Agreement or any other Settlement Document and which may be reasonably necessary to protect or preserve any Collateral or Grantor’s or Secured Party’s interests therein. Grantor’s obligation for indemnification and reimbursement for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs, and expenses of Secured Party shall be part of the Obligations, shall be secured by the Collateral, shall be due and payable by Grantor ON DEMAND, and shall survive termination of this Agreement.

12.           CUMULATIVE RIGHTS. All rights, powers, privileges and remedies of Secured Party shall be cumulative. No delay, failure or discontinuance of Secured Party in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise or the exercise of any other right, power, privilege or remedy.

13.           WAIVERS AND CONSENTS OF SECURED PARTY. Any waiver, permit, consent or approval of any kind by Secured Party of any default, or any such waiver of any provisions or conditions, must be in writing and shall be effective only to the extent set forth in writing.

14.           DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral, Secured Party may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral, may be applied by Secured Party to the payment of expenses incurred by Secured Party, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Secured Party toward the payment of the Obligations in such order of application as Secured Party may from time to time elect. Upon the transfer of all or any part of the Obligations, Secured Party may transfer all or any part of the Collateral and shall be fully discharged from all liability and responsibility with respect to such transferred Collateral, and the transferee shall be vested with all rights and powers of Secured Party hereunder; but with respect to any Collateral not so transferred, Secured Party shall retain all rights, powers, privileges and remedies. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Grantor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code. Grantor grants to Secured Party a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all intellectual property rights of Grantor for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Grantor for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.

15.           STATUTE OF LIMITATIONS. Until all Obligations shall have been fully and finally paid in cash and performed, the power of sale or other disposition and all other rights, powers, privileges, and remedies granted to Secured Party shall continue to exist and may be exercised by Secured Party at any time and from time to time irrespective of the fact that the Obligations or any part thereof may have become barred by any statute of limitations or that the personal liability of Grantor may have ceased, unless such liability shall have ceased due to the payment in full in cash of all of the Obligations.

16.           WAIVERS OF GRANTOR. Grantor waives any right to require Secured Party to (a) proceed against Grantor or any other Person, (b) marshal assets or proceed against or exhaust any security from Grantor or any other Person, (c) perform any obligation of Grantor with respect to any Collateral; and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds.

17.           FURTHER ASSURANCES. At any time upon the request of Secured Party, Grantor will execute or deliver to Secured Party any and all financing statements, fixture filings, security agreements, assignments, endorsements, and all other documents (the “Additional Documents”) that Secured Party may request and in form and substance satisfactory to Secured Party, to create, perfect, and continue perfection or to better perfect Secured Party’s Liens in the Collateral (whether now owned or subsequently arising of acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated under this Agreement and under the other Settlement Documents. If Grantor refuses or fails to execute or deliver any requested Additional Documents, Grantor authorizes Secured Party to execute such Additional Documents in Grantor’s name and authorizes Secured Party to file such executed Additional Documents in any appropriate filing office.

18.           NOTICES. Any notice or other communication hereunder to any party hereto or thereto shall be given in accordance with Section 18 of the Settlement Agreement, the provisions of which (as the same may be amended, restated, supplemented, or otherwise modified from time to time) are incorporated herein, mutatis mutandis.

19.           COSTS, EXPENSES AND ATTORNEYS’ FEES. Grantor shall pay to Secured Party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by Secured Party in connection with or related to this Agreement. Further, Grantor indemnifies Secured Party against all losses, claims, demands, liabilities, and expenses of every kind caused by property subject to this Agreement.

20.           SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Grantor may not assign or transfer its interests, rights, or obligations under this Agreement without Secured Party’s prior written consent. Secured Party may sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Secured Party’s rights and benefits under this Agreement and the other Settlement Documents. This Agreement may be amended or modified only in writing signed by Secured Party and Grantor.

21.           SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement (and, in any such case, this Agreement shall be deemed amended to provide the parties hereto the benefit of their bargain as expressed herein to the maximum extent possible).

22.           GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

23.           JURISDICTION; VENUE; CONSENT TO SERVICE OF PROCESS; AND WAIVER OF JURY TRIAL. THE PROVISIONS OF SECTIONS 14(b), 14(c), 14(d), AND 14(e) OF THE SETTLEMENT AGREEMENT ARE INCORPORATED INTO THIS AGREEMENT, MUTATIS MUTANDIS.

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GRANTOR:

METUCHEN PHARMACEUTICALS LLC

By:	/s/ Fady Boctor
Name: Fady Boctor
Title: Authorized Person

SECURED PARTY:

VIVUS LLC

By:	/s/ John Amos
Name: John Amos
Title: Chief Executive Officer

SCHEDULE A

CHIEF EXECUTIVE OFFICE AND PRINCIPAL PLACE OF BUSINESS

200 Route 9 North

Suite 500

Manalapan, NJ 07726